Exhibit 10.11

Customer Subscription Agreement	Page 1

Customer Subscription Agreement

kvCORE Platform for Enterprise

CUSTOMER INFORMATION

Company Name: Fathom Realty

Customer Name: Josh Harley / Marco Fregenal

Phone 1: 214-228-0301                       Phone 2: 919-434-3975

Email:marco@fathomrealty.com               Website URL: http://fathomrealty.com

Office Address: Cary, NC - Multiple Office Locations

PACKAGE OPTIONS INCLUDED

The kvCORE Platform for All Agents	Additional Enterprise Features
- LeadEngine - Websites & IDX Homesearch - SmartCRM - Listings CRM - Transactions Integrations - Marketing Autopilot - Business Analytics - Marketplace

-       Company WordPress Website

-       Data & Integration Support

-       Enterprise 'White-Label' Platform

-       'Company Cloud' and SSO Dashboard

-       Advanced Company Lead Routing

-       Transaction & Back-End Integrations

Optional Enterprise Add-Ons

(Additional Cost)
Mobile Apps for All Agents	- Team Add-Ons
- kvCORE Mobile App for Agents - Integrated Mobile Dialer - Millions Mapped (as available) - Klient (as available)	- Marketing & SEO Services - Additional Customization Options

Agent Licenses: 1600 Admin Licenses: 20 Partner Licenses: 10 MLS Boards: 55

Additional Agent Licenses beyond Licenses included above: $9 per agent per month (in batches of 10)

MLS 1: See Full List	MLS 2: __________________

Additional MLS: see list at: http://www.fathomrealty.com/idx/sitemap.html

MLS and website setup paperwork is due within thirty (30) days of the execution date of this Customer Subscription Agreement (Agreement). Failure to provide the necessary MLS/Broker documentation and information required for site setup and launch will be subject to monthly recurring subscription fees starting thirty (30) days after you sign this Agreement.

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Customer Subscription Agreement	Page 2

SUBSCRIPTION TERM

Subscription Start Date: 05/1/18 Number of Initial Subscription Payments 36

The Term of the Agreement {the "Subscription Term") shall commence on the Subscription Start Date set forth above or the date the website is launched, whichever is earlier, and continue until the Number of Initial Subscription Payments (the "Initial Subscription Payments") specified above, together with any Renewal Period(s) has been received by Inside Real Estate ("IRE"). The Agreement will automatically renew at the end of the Subscription Term for an additional twelve (12) payment renewal period (each, a "Renewal Period") unless Customer provides a written cancellation notice to IRE at least thirty (30) days prior to the end of the Initial or Renewal Periods.

The Agreement may be terminated within the Initial or Renewal Term: (a) by either party if the other party becomes the subject of a petition in bankruptcy or other proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors, (b) by IRE immediately upon Customer's failure to make any payment required under the Agreement or the Terms and Conditions, or (c) in the event of an uncured material breach must be documented as such to the breaching party with a sixty (60) day notice that the breach is material; if the noted breach goes uncured for sixty (60) days from date of notice, then such applicable party may then terminate immediately upon written notice to the other party.

Customer Initials:   MF

SOFTWARE PACKAGE, SUBSCRIPTION & MARKETPLACE ADD ONS

One-Time Implementation Fee:   28,500                        Monthly Recurring Subscription Fee: Exhibit 1

Monthly Marketing Fee:                             Add. Monthly MLS Fee:

AGREE & SIGNATURE

By acknowledging and signing below, I agree to the terms of this Agreement and the terms and conditions incorporated herein and that may be updated from time to time. I have authority to enter this agreement on behalf of the Company above and agree to be responsible for all fees due under the agreement and acknowledge that all such fees and charges are nonrefundable. I authorize IRE to bill my selected form of payment, or other forms of payment as provided, for the duration of the Term of this Agreement.

☒ I Agree to the Terms & Conditions

Name:	Marco Fregenal	Title:	COO/CFO

Signature:	/s/ Marco Fregenal	Date:	Dec 8, 2017

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Customer Subscription Agreement	Page 3

INSIDERE, LLC CUSTOMER SUBSCRIPTION AGREEMENT TERMS & CONDITIONS

1.       ACCEPTANCE OF TERMS

1.1.   InsideRE, LLC ("IRE" also known as "Inside Real Estate" or "Kunversion") provides its services ("Package") as defined in the Subscription Agreement ("Agreement") to the person or entity and its users ("Customer", "You" or "you") identified on the Agreement subject to these terms and conditions ("T&Cs"), as may be amended from time to time.

1.2.   By signing the Agreement or by accessing the Package, Customer represents and acknowledges Customer has read, understood, and agrees (a) to be bound by these T&Cs, and the provisions of the Agreement, (b) that the information Customer provides is accurate, complete, and is within Customer's right to use. If Customer is a company or another legal entity, the individual signing on behalf of the Customer represents that he or she has the authority to bind Customer and its affiliates to these T&Cs.

1.3.   Customer acknowledges that these T&Cs constitute a contractual agreement between Customer and IRE, are incorporated into the Agreement, and that these T&Cs govern Customer's use of the Package and supersede any other agreements between Customer and IRE.

2.      PURCHASED PACKAGE

2.1.   IRE shall make available to Customer during the Subscription Term, as defined in Section 7.1, the purchased Package as specified on the Agreement and pursuant to these T&Cs.

2.2.   IRE shall use commercially reasonable efforts to make the Package available 24 hours a day, 7 days a week, except for: (a) planned downtime, (b) any unavailability caused by circumstances beyond IRE's reasonable control, including without limitation, acts of God, acts of government, floods, fires, earthquakes, civil unrest, acts of terror, strikes or other labor problems, listings feed outages or failures, Internet service provider failures or delays, or denial of service attacks. IRE's obligations shall be limited to providing the Package only in accordance with applicable laws and government regulations. Customer acknowledges that the Package may be subject to other limitations, such as: (i) limits on disk storage space, (ii) the number of calls IRE's customers are permitted to make against IRE's application programming interface, and (iii) limitations imposed by third party service providers enabling the Customer to provide public websites with limited page views.

2.3.   Customer cannot have more than one thousand (1,000) contacts per agent in total across the account without express written approval from IRE.

3.      OBLIGATIONS & RIGHTS SURROUNDING CUSTOMER DATA

3.1.   Protection of Data: IRE shall maintain commercially reasonable levels of administrative, physical, and technical safeguards for protection of the security, confidentiality, and integrity of data, content and media supplied by Customer for inclusion in the Package ("Customer Data”).

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Customer Subscription Agreement	Page 4

3.2.   Customer Data Rights: Subject to the limited rights granted by Customer hereunder, IRE acquires no right, title or interest from Customer or Customer licensors under these T&Cs in or to Customer Data, including any intellectual property rights therein. Customer grants IRE the right to use non-Customer specific aggregated data for use by IRE to create business and best practice metrics. Further, IRE does not claim copyright to Customer Data, and IRE shall not be held liable for Customer Data on the website or any uses made of Customer Data. For more details on IRE's DMCA policy please visit our website page at: www.insiderealestate.com/dmca-policy/.

Customer represents and warrants to IRE that Customer has all necessary rights, permissions, licenses and other authority to use the Customer Data as anticipated under these T&Cs. Customer shall indemnify and hold harmless IRE and its owners, officers, managers, members, employees, agents, contractors, successors and assigns from and against any damages, claims, injury, costs and expenses, including, without limitation, attorney fees and court costs, arising out of the use of Customer Data as anticipated under these T&Cs. IRE reserves the right to suspend or remove Customer's website or portions thereof if IRE determines, in its sole discretion, that (i) significant doubt exists as to Customer's right to use any portion of Customer Data, (ii) any Customer Data is offensive, immoral, obscene, illegal, or likely to incite or encourage illegal or dangerous acts, or (iii) any Customer Data may harm IRE's reputation or hinder its ability to provide its services to other customers.

3.3.   Return of Customer Data. Upon written request by Customer made within thirty (30) days after the date of termination of the Subscription Term and payment in full of all outstanding fees, IRE shall make available to Customer for download a file of Customer Data that IRE has defined at the time as exportable. Exportable Customer Data may include some or all agent, contact and lender information; front end website style design settings and files which the Customer has paid for through a Custom Design & Layout Work; images owned by Customer. Additionally, Customer may be able to receive or download periodic backups of some or all of the Customer Data throughout the Subscription Term based on a request to the IRE support team, no more often than quarterly. IRE shall have no obligation to maintain or provide any Customer Data and may delete Customer Data after the aforementioned thirty (30) day period.

3.4.   MLS/IDX Instructions. IRE will need to begin the process of setting up your IDX connection.

Depending on the individual Multiple Listing Service (each, and "MLS") either a vendor agreement will need to be signed with the MLS, or if no vendor agreement is required by the MLS, you will need to provide your login and password. After IRE receives Customer's MLS connection information, IRE will get the process started and determine what is required. The MLS may charge a fee for data access, vender access, or annual fees. IRE is NOT RESPONSIBLE for any IDX setup or access fees. This includes any fees assessed to the vendor. Any fees charged to the vendor on Customer's behalf will be billed back to Customer on the monthly billing or invoice if applicable.

4.      FEES AND PAYMENT FOR PACKAGES

4.1.   Payment: Customer is responsible for all payments and fees as specified in the Agreement, including Implementation Fee, Monthly Recurring Subscription Fees, Monthly Marketing Fees and Monthly MLS Fees, and Communication Fees (collectively, "Fees") as described herein.

(i)      Implementation Fee. Implementation Fees, as indicated on the Agreement, include but are not limited to to the amounts specified for initial implementation of the Package. The Implementation Fee shall be due and billed on the executed date of the Agreement.

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Customer Subscription Agreement	Page 5

(ii)     Monthly Recurring Subscription Fees. Subscription Fees, as indicated on the Agreement, include but are not limited to the amounts specified for use of the Package during the Subscription Term as defined in Section 7.1. Monthly Recurring Subscription Fees will be due and automatically billed monthly commencing on the Subscription Start Date and continuing each month through the Subscription Term.

(iii)    Post Order Fees. Post Order Fees include all Fees added to the Package and agreed to by the Customer in writing or via email after the date of signing of the Agreement. Post Order Fees shall be due and billed at the time IRE receives Customer's request to add related services to Customer's Package.

(iv)   MLS Fees. MLS Fees include charges both direct and indirect associated with connecting Customer websites with required MLS data feeds. MLS Fees will be due and billed as incurred by IRE.

(v)    Communication Fees. Communication Fees include emails, minutes, texts or other usage-based forms of communication.

(vi)   Marketing Fees. Marketing Fees include advertisements placed through various online services (Google, Facebook, etc.) and are billed monthly as specified in the Agreement. Customer must notify IRE by the fifteenth (15th) of the month prior to the month the online Marketing is to be cancelled. (For example: Customer must notify IRE no later than December 15th to cancel marketing scheduled to take place in January.)

4.2.   Billing Method, Customer will provide IRE with valid and updated credit card or automated clearing house (ACH) information ("Billing Method") throughout the Subscription Term. By providing the Billing Method to IRE, Customer authorizes IRE to charge such Billing Method for the Implementation Fee and the Subscription Fees under the Package.

4.3.   Payment Obligations. Payment obligations are non-cancelable and fees paid are non-refundable. Customer agrees that, due to the nature of the Package services, all Fees are due under these T&Cs regardless of Customer's use of the Package. IRE reserves the right to suspend Package and remove any Customer website from viewing on the Internet if any payment from Customer is not made when due. In cases where collection proves necessary, Customer agrees to pay all fees (including all attorney's fees and court costs) incurred throughout the process. All payments must be made in U.S. dollars.

4.4.   Taxes: Unless otherwise stated, IRE's fees do not include any taxes, levies, duties or similar governmental assessments of any nature, including but not limited to value-added, sales, use or withholding taxes, assessable by any local, state, provincial, federal or foreign jurisdiction (collectively, "Taxes"). Customer is responsible for paying all Taxes associated with Package hereunder. If IRE has the legal obligation to pay or collect Taxes for which Customer is responsible under this paragraph, the appropriate amount shall be charged via Customer's Billing Method, unless Customer provides IRE with a valid tax exemption certificate authorized by the appropriate taxing authority.

5.      PROPRIETARY RIGHTS

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Customer Subscription Agreement	Page 6

5.1.   Reservation of Rights in Package: Subject to the limited rights expressly granted hereunder, IRE reserves all rights, title and interest in and to the Package, including all related intellectual property rights. No rights are granted to Customer hereunder other than as expressly set forth herein.

Copyright to the finished website design, other design-based elements, and special functionality produced by IRE are owned by IRE or used by IRE by permission. Once payment under the Agreement and these T&Cs, including any additional charges incurred, has been received, Customer will be assigned rights to use the Package subject to these T&Cs. Rights to photos, graphics, source code, work-up files, and computer programs specifically are not transferred to Customer, and remain the property of their respective owners. In cases where customers pay for customized cascading style sheets ("CSS"), both Customer and IRE will have rights to future use of those CSS files and hereby grant each other reciprocal, royalty-free, worldwide, irrevocable, perpetual licenses for such use. IRE, its licensors, employees and subcontractors retain the ownership, copyright, and distribution rights to themes, templates, designs and any other products or derivatives of such work; and retain the right to display graphics and other web design elements as examples of their work in their respective portfolios. Notwithstanding anything to the contrary contained herein, any use by Customer granted in these T&Cs of intellectual property described in this Section 5.1 shall be deemed to be used under a license (or sublicense, as the case may be) hereby granted by IRE subject to the payments required herein and to IRE's right to terminate such license by terminating the Agreement as allowed hereunder. "InsideRE," "Inside Real Estate," and "Kunversion" and other IRE marks and logos are service marks and trademarks of IRE.

5.2.   Restrictions: Customer shall not personally use the Package, or allow others to access the Package to, (a) create derivative works based on the Package except as authorized herein, (b) copy, frame or mirror any part or content of the Package, other than copying or framing on Customer's own intranets for internal business purposes, (c) reverse engineer the Package, (d) facilitate or allow mass communications such as email or text message 'blasts' to contacts that are have not expressly opted-in to such communications, (e) use any part of the Package in ways that can be considered an abuse of the package or (f) build a competitive product or service, or (g) copy any features, functions or graphics of the Package.

5.3.   Suggestions: IRE shall have a royalty-free, worldwide, irrevocable, perpetual license to use and incorporate into the Package and its design and functionalities, whether for Customer use or for any other uses, any suggestions, enhancement requests, recommendations or other feedback provided by Customer, including users, relating to the operation of the Package.

5.4.   TCPA Notice and Disclaimer: Transmitting unsolicited voice and text messages (as well as other forms of communication) is heavily restricted and regulated under the Telephone Consumer Protection Act (“TCPA") and other laws as well as various jurisdictions' laws and regulations. You should consult your legal advisor to ensure compliance with the TCPA and related laws. IRE makes no representations regarding the content and manner of transmission of any text, phone or other communication you may make.

5.5.   Customer Communications & Compliance with Laws. Customer is solely responsible for the content of any and all communications and the means of communication (phone, fax, text, etc.) with any third parties, including customers, potential customers, leads or other individuals or entities, and Customer is solely responsible for complying with any laws, Taxes and tariffs applicable in any way to the Package or any other services contemplated herein.

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Customer Subscription Agreement	Page 7

5.6.   Indemnification. Customer agrees to and shall indemnify and hold harmless IRE, its owners, officers, managers, members, employees, agents, contractors, successors and assigns from and against any damages, claims, injury, costs and expenses, including, without limitation, attorney fees and court costs, arising from or related to (i)Customer's exercise of Internet electronic commerce, (ii) any failure to comply with any laws, Taxes, and tariffs, (iii) any violation of the TCPA and/or related statutes (federal and state), (iv) Customer's violation of these T&Cs, and (v) Customer's use of the Package, its website, services provided by IRE in connection therewith, and any information obtained as a result thereof.

Customer agrees to cooperate as fully as reasonably required in the defense of any claims, including asserting any available defenses. IRE reserves the right, at its own expense, to assume the exclusive defense and control of any claims or matter otherwise subject to indemnification by Customer and Customer shall not in any event settle any claims without IRE's prior written consent.

5.7.   Equitable Relief: You acknowledge that a breach of any proprietary rights provision of these T&Cs may cause us irreparable damage, for which the award of damages would not be adequate compensation. Consequently, we may institute an action to enjoin you from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and we may seek the entry of an injunction enjoining any breach or threatened breach of those provisions, in addition to any other relief to which we may be entitled at law or in equity.

6.      DISCLAIMERS AND LIMITATION OF LIABILITY

EXCEPT AS EXPRESSLY PROVIDED HEREIN, IRE MAKES NO WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW. IN NO EVENT SHALL IRE'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THE AGREEMENT AND THESE T&CS (WHETHER IN CONTRACT OR TORT OR UNDER ANY OTHER THEORY OF LIABILITY) EXCEED THE TOTAL AMOUNT PAID BY CUSTOMER HEREUNDER DURING THE PREVIOUS 12 MONTHS. THE FOREGOING SHALL NOT LIMIT CUSTOMER PAYMENT OBLIGATIONS UNDER SECTION 4 (FEES AND PAYMENT FOR PACKAGE). IN NO EVENT SHALL IRE HAVE ANY LIABILITY FOR ANY LOST PROFITS OR REVENUES OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, COVER OR PUNITIVE DAMAGES HOWEVER CAUSED, WHETHER IN CONTRACT, TORT OR UNDER ANY OTHER THEORY OF LIABILITY, AND WHETHER OR NOT IRE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING DISCLAIMER SHALL NOT APPLY TO THE EXTENT PROHIBITED BY APPLICABLE LAW.

7.      TERM AND TERMINATION

7.1.   Subscription Term: The Term of the Agreement (the "Subscription Term") shall commence on the Subscription Start Date set forth in the Agreement or the date the website is launched, whichever is earlier, and continue until the Number of Initial Subscription Payments (the "Initial Subscription Payments") specified above, together with any Renewal Period(s) has been received by IRE. The Agreement will automatically renew at the end of the Subscription Term for an additional twelve (12) payment renewal period (each, a "Renewal Period") unless Customer provides a written cancellation notice to IRE at least thirty (30) days prior to the end of the Initial or Renewal Periods.

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Customer Subscription Agreement	Page 8

7.2.   Termination; The Agreement may be terminated within the initial or renewal term; (a) by either party if the other party becomes the subject of a petition in bankruptcy or any other proceeding relating to insolvency, receivership, liquidation or assignment for the benefit of creditors, (b) by IRE immediately upon Customer's failure to make any payment required under the Agreement or these T&Cs, or (c) in the event of an uncured material breach, which material breach must be documented as such to the breaching party with a sixty (60)-day notice that the breach is material; if the noted breach goes uncured for sixty (60) days from date of notice, then such applicable party may then terminate immediately upon written notice to the other party.

7.3.   Payment upon Termination: Upon termination by IRE under Section 7.2, Customer shall pay any unpaid fees covering the remainder of the Subscription Term for all Packages. In no event shall any termination by IRE pursuant to Section 7.2 above relieve Customer of the obligation to pay any fees payable to IRE hereunder for the full Subscription Term.

7.4.   Surviving Provisions. Sections 2, 3, 4, 5, 6, 7, and 8 of these T&Cs shall survive any termination or expiration of the Agreement.

7.5.   Notices. Except as otherwise specified in these T&Cs, all notices, permissions and approvals hereunder shall be in writing and shall be deemed to have been given upon: (a) personal delivery, (b) the second business day after mailing, or (c) the first business day after sending by email.

8.      GENERAL PROVISIONS

8.1.   Independent Contractors. The parties are independent contractors. Neither the Agreement nor these T&Cs creates a partnership, franchise, joint venture, agency, brokerage, fiduciary or employment relationship between the parties.

8.2.   Third-Party Beneficiaries. There are no third-party beneficiaries to the Agreement or these T&Cs.

8.3.   No Waiver; Severability. No failure or delay by either party in exercising any right under the Agreement or these T&Cs shall constitute a waiver of that right. If any provision of the Agreement or these T&Cs is held by a court of competent jurisdiction to be contrary to law, the provision shall be modified by the court and interpreted so as best to accomplish the objectives of the original provision to the fullest extent permitted by law, and the remaining provisions of the Agreement and these T&Cs shall remain in effect.

8.4.   Customer may not assign any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of IRE. IRE reserves the right to assign its rights and delegate its duties under the Agreement and these T&Cs in its sole discretion. Subject to the foregoing, the Agreement and these T&Cs shall bind and inure to the benefit of the parties, their respective heirs, successors and assigns.

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Customer Subscription Agreement	Page 9

8.5.   Entire Agreement. These T&Cs, including all exhibits and addenda hereto, and the Agreement constitute the entire agreement between the parties and supersedes all prior and contemporaneous agreements, proposals or representations, written or oral, concerning its subject matter. Notwithstanding any language to the contrary therein, no terms or conditions stated in Customer purchase orders or other order documentation (excluding Subscription Agreements) shall be incorporated into or form any part of these T&Cs, and all such terms or conditions shall be null and void.

8.6.   Amendment to Agreement; Changes to These T&Cs. No modification, amendment, or waiver of any provision of the Agreement shall be effective unless in writing and either signed or accepted electronically by the party against whom the modification, amendment or waiver is to be asserted.

We reserve the right to change or modify these T&Cs and our DMCA Policy in our sole discretion at any time. Any such change or modification shall be effective immediately upon posting to our website and apply to all access, use, and viewing of our website and provision of the Package thereafter. We agree to take reasonable steps to notify you of any such changes or modifications, but you agree to review our website periodically to be aware of any changes or modifications. Your only right with respect to any dissatisfaction with any modification, service-related change, or elimination made pursuant to this section, is to elect to not renew the Agreement pursuant to Section 7.1 above.

Notwithstanding anything to the contrary, your continued use of the Package will be deemed your conclusive acceptance of all such changed or modified terms and conditions.

To the extent of any conflict or inconsistency between the provisions in the body of these T&Cs and any exhibit or addendum hereto or any Agreement, the terms of such Agreement shall prevail provided such conflicting Agreement has been signed or accepted by IRE. IRE may evidence its acceptance of an Agreement either by countersigning and returning a copy to Customer or by beginning to provide the services requested thereunder and charging Customer as described therein.

8.7.   Governing Law and Jurisdiction: Each party agrees that these T&Cs shall be governed by and construed under the laws of the State of Utah without regard to such state's choice or conflicts of law rules. The parties further agree to the exclusive jurisdiction of the applicable courts located in Salt Lake County, Utah. In any action to enforce or interpret these T&Cs, the substantially prevailing party shall be entitled to recover its attorney fees and court costs in addition to any other remedy to which it is entitled, whether such fees and costs are incurred in mediation, arbitration, litigation or on appeal.

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Exhibit 1: Package Detail & SOW	Page 1

Exhibit 1: Package Detail & SOW

Exhibit to Customer Subscription Agreement for: Fathom Realty ("Customer").

Date: Dec 8, 2017

This exhibit provides a description of items included in the Package and pricing outlined in the Customer Subscription Agreement. This also includes a Statement of Work (SOW) for any customization for the Customer of the kvCORE Platform or websites.

1. Package Detail

Implementation (One-Time Services)

Implementation & Configuration of kvCORE Platform                          $18,000

-    Setup of Company, Office & Agent Websites

-    Transition of Company & Office Domains

-    Managed GoLive & Onboarding & Dedicated Trainings

Customized Corporate WordPress Website:                                            $10,500

-    Customized Designs & Theme

-    Content Transition & Setup

-    SEO Configuration & Setup

-    Team & Admin Training

TOTAL IMPLEMENTATION:                                                                  $28,500

Implementation fees will be billed in 5 equal payments on Dec 1

2017 - Apr 1 2018. The Fee for the Corporate Website is based on the hours noted in Section 3.

Monthly Recurring Subscription

kvCORE Platform for all Agents                                                               $9 / agent / mo

-    Minimum 1600 Agents

-    $15/Agent/mo Subscription fees

-    ($6.00) Discount on per Agent Subscription Fee

TOTAL MONTHLY RECURRING SUBSCRIPTION: See Below

Monthly Fees will be billed on the following schedule:

-      Discounted to $6,000 per month for the 6 monthly payment from May 1, 2018 (date of launch) through Oct 1, 2018 payments.

-      From November 1, 2018 through April 1, 2019 payments, the cost will be $10/agent/month.

-      From May 1, 2019 on, the following tiers apply:

-       For up to 3,000 agents: $9/agent/month

-       For agents 3,001 - 6,000: $8/agent/month

-       For agents 6,000+: $7/agent/month

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Exhibit 1: Package Detail & SOW	Page 2

Optional Add-Ons (Software & Services)

Marketplace Apps                                                                     Prices Vary

Part of the IRE solution is our Marketplace encompassing optional add-on apps and services. Some are paid, while many are free.

Agent Lead-Generation Packages                                           Starts at $250/mo

Team Power Up                                                                         Starts at $499/mo

2.      kvCORE Platform Configuration

The kvCORE Platform includes options for configuring company and individual office, team and agent settings. These settings are typically included in the kvCORE options for company admins to help administer. Company settings will be setup initially with the help of the IRE GoLive team.

Company 'White Label' Configuration

Customer will receive as a part of their kvCORE Platform, a White Label configuration. This includes a specific set of features and functionality for the Customer's kvCORE Platform, including the following:

-	Branded Dashboard & CRM - The kvCORE Platform will include branding and Customer company colors in the header and sidebar, and indicate that the solution is powered by kvCORE and IRE.
-	Branded Login Page - The login page to the kvCORE Platform for the Customer Account will include branding and Customer company colors and indicate that the solution is powered by kvCORE and IRE.
-	Company Cloud SSO - The Customer will be able to utilize the Single-Sign-On features of the Company Cloud to SSO to its other Apps as supported.
-	Limited Marketplace App Control - The Customer may request certain Marketplace apps that are hidden based on the Customer's business model or preferences for its agents. Customer may also request certain Marketplace Apps are added for its agents. Requests are subject to approval by the IRE team.

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Exhibit 1: Package Detail & SOW	Page 3

3.      Company Website Customization

IRE will provide services to Customer for a customized company website. These services will be provided according to an initial Project Plan created after initial planning meetings with Customer, and will include the following work and deliverables:

Services Provided	Amount Included & Description

Custom Website Design	Approximately 100 design and Implementation hours Included. Over 100 hours will be scoped and quoted to Customer for written approval.

Initial WordPress Setup & Configuration	Company WordPress website setup and configured for Customer. The site will include the lead captures, integrations, etc. to tie into Customer kvCORE Platform account.

Content Transition	IRE will assist in the Customer website content transition for content that can be imported directly into WordPress. For content that cannot, IRE will train Customer admin or staff on addition of content in WordPress.

Domains & Redirects	IRE will assist customer in setting up Customer's domain name and settings to route the domain name and DNS settings. IRE will also setup up to 50 traffic redirect rules to help ensure Customer's prior web traffic routes to the new website as well as possible.

SEO Coaching Session	IRE will help customer initially configure the website for SEO best practices and provide an initial coaching session to customer admins and staff for SEO best practices in content creation and ongoing use.

Customer Initials:    MF

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Exhibit 2: Deployment & Integrations	Page 1

Exhibit 2: Deployment & Integrations

Exhibit to Customer Subscription Agreement for: Fathom Realty ("Customer").

Date: December 8, 2017

This exhibit provides a high-level set of plans and structure for the deployment of the kvCORE Platform for the Customer, including the methods for managing the Deployment & Onboarding Project (including training and schedules) as well as a description of Integrations and Data Transitions anticipated as part of the Deployment.

It's anticipated that changes or adjustments may be made to the plan as the Customer and Inside Real Estate work together and create the specific working project lists, deliverables, etc.

1.       Project Management & Methods

IRE will dedicate an Enterprise Customer Success Manager to the account, who will configure and manage a Project Plan in our project management software, as well as facilitate meetings and communication.

The Customer's team will have direct access for real-time progress and updates. Regular calls will be held as scheduled or needed to facilitate planning and execution of the Project Plan.

IRE has launched thousands of Real Estate Brokerage accounts and has a proven process to ensure agents, offices, and the company achieve the highest value and adoption rates as possible. We follow a simple, 3-step process:

1.	Planning - We work together to plan the end-to-end onboarding process and define any specifics that are included in the project, including: training overview and calendars; project needs and details;
2.	GoLive - The IRE team will work with you to provision and configure accounts, setup login access, execute on project plans and transition data. This is typically the busiest portion of the project for our team, and we work to keep communication open and clear as we progress.
3.	Launch & Adoption - The launch and adoption phase is designed to help all agents, staff and admins get comfortable and motivated to use the platform and receive significant value in a short period of time. The launch and trainings happen during this period. We also help agents focus on activities that will immediately drive their business. We also co-host in-person and webinar trainings along with Train-the-Trainer sessions.

In addition to the above overall process, a Transition Support Team is included, which is a dedicated set of individuals who provide assistance over and above our normal support team to help agents in adoption tasks such as moving domains, importing leads, setting up their templates. This team typically starts on the launch date and continues for ninety (90) days post-launch.

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Exhibit 2: Deployment & Integrations	Page 2

2.       Deployment Schedule

The Deployment Schedule outlined below includes a set of timing expectations for deployment, rollout and training at a high level. Customer understands that these timelines are a best-estimate and must be confirmed as IRE and Customer proceed through the initial planning phase and meetings.

Deployment

In order to ensure a smooth transition to the kvCORE Platform, along with all Company and Agent Websites will be rolled out in a single phased process as outlined below.

Deployment & Rollout Timeline Detail

Agreement Signed	Nov. 20, 2017
Begin Planning & Kickoff Call	Nov. 22, 2017

3rd Party SSO & Integrations Information Received	Dec. 15, 2017
CR Initial Provisioning & Account Configuration Complete	Jan. 1, 2018
Customer CRM & Back-End Staging Account Ready	Jan. 12, 2018
3rd Party SSO & Integrations Complete	Mar. 15, 2018
kvCORE CRM & Back-End Ready for Launch	Apr. 1, 2018

Website Design Drafts for Revisions	Jan. 15, 2017
Website Designs Initial Delivery	Feb. 15, 2017
Website Completion & Delivery	Mar. 15, 2018
Website Data Transition Complete	Apr. 15, 2018
Company Website & kvCORE Platform Launch	May 1, 2018

The dates and timelines above may be adjusted during the planning and implementation phases and will be finalized between the Inside Real Estate and Customer project teams.

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Exhibit 2: Deployment & Integrations	Page 3

3.       Integrations & Data Transition

kvCORE Platform provides a number of methods of integration and will work to provide the integration options and services to support the integrations. Customer understands that successful integrations require both IRE and the other integration application(s) to work together. Some integrations may not be possible if the other 3rd party application does not have a feasible integration point. Customer 3rd party integrations included are broken into 4 Categories as follows:

Integration Type	Description	Customer Solutions
Incoming Lead Sources	Customer can direct lead sources toward kvCORE at anytime with its Lead Sync functionality. Customer Solutions are fully configured for lead capture at the company level.	- Reattor.com - Zillow/Trulia - Company Corp Website - Hometown Heroes - Other Sources as Needed

kvCORE Marketplace Integrations	The kvCORE Marketplace is designed for integration of 3rd party solutions that need interaction with the kvCORE Platform. The Customer Solutions noted will be supported in the Marketplace.	- IntelliAgent - Other Marketplace Apps

kvCORE Company Cloud (SSO) Integrations	The kvCORE Company Cloud provides an in-dashboard Single-Sign-On feature for multiple applications for the Company and agents. Customer Solutions noted will be supported.	- TBD Company SSO Apps

MLS Listing / Roster Syndication Targets	kvCORE provides external, XML-formatted data feeds that are designed to be consumed by 3rd parties for listing or roster data. Known 3rd parties customers who use this feature are noted.	- Realtor.com - Zillow/Trulia

Data Transition Process

IRE will organize a Data Transition kickoff meeting at the outset of the Implementation Phase and will work with the Customer to define the required set of data from the solutions above, along with a data transition and validation schedule.

The Data Integration process generally includes the following steps:

1.	Define Data Sets & Needs - We work together to review and define any of the specific sets of data associated with the solutions. All schedules, definitions for data, etc. are agreed upon.
2.	Acquire Exports & Data Set Samples - Customer acquires the data sets from their other vendors and providers. Data sets should be combined, cleaned, etc. as possible.
3.	Import & Validate Samples - IRE team takes the data sets and imports sample data. Once the data is imported, Customer is able to login and validate the data as well.
4.	Acquire Final Data Sets - Customer acquires final exports and data sets for final import.
5.	Import & Validate Final Data Sets - IRE imports final data sets and validates, followed by Customer validation.

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Exhibit 2: Deployment & Integrations	Page 4

4.       Training & Support

Training is an important component of the deployment and onboarding plan. IRE works with customer to maintain a training schedule for Customer's company staff, admins, agents and teams as a part of an overall onboarding and training program.

This program will be documented in detail in the initial planning phase and is based on the program outline below.

Transition Help Desk

Initially, during the onboarding phase of the Customer's Account, IRE will provide a Transition Help Desk to the Customer and its agents. The Transition Help Desk is a dedicated IRE support team to go above and beyond our normal support in proactively reaching out to the Customer's Agents in order to assist with onboarding tasks such as: Agent Lead & Contact Import, Domain Name Transition, Agent Website Settings, Agent Best Practice Training.

Ongoing Support

Ongoing support is provided to Customer and Customer's staff, admins and agents through IRE's support team. The Support team is available and provided as noted below:

Support Hours:

8am - 6pm PT, Monday-Friday (excluding holidays)

Emergency Support for Company Admin - 24/7 after hours Phone/Email

Support Methods (In Priority Order):

-	In-App Support Chat
-	Email or Ticket Support
-	Scheduled Support Calls

Customer Initials: MF

Confidential - InsideRE, LLC | http://insiderealestate.com - 800-656-1646

Adobe Sign Document History	12/08/2017

Created:	11/17/2017

By:	Joe Skousen (joe@insiderrealestate.com)

Status:	Signed

Transaction ID:	CBJCHBCAABAAJ0bDjaXPkejkESNqQ69N7CTet_udAs4p

"InsideRE Enterprise Agreement" History

Document created by Joe Skousen (joe@insiderealestate.com)

11/17/2017 - 3:42:07 PM MSI- IP address: 204.98.164.219

Document emailed to Marco Fregenal (marco@fathomrealty.com) for signature

11/17/2017-4:02:06 PM MST

Document viewed by Marco Fregenal (marco@fathomrealty.com)

12/07/2017- 10:10:39 AM MST- IP address: 65.190.59.136

Document viewed by Marco Fregenal (marco@fathomrealty.com)

12/08/2017 - 8:20:10 AM MST- IP address: 65.190.59.136

Document e-signed by Marco Fregenal (marco@fathomrealty.com)

Signature Date: 12/08/2017 - 8:21:53 AM MST - Time Source: server-IP address: 65.190.59.136

Signed document emailed to Marco Fregenal (marco@fathomrealty.com), Joe Skousen

(joe@insiderealestate.com), Joshua Harley (josh@fathomrealty.com), and cmcintosh@insiderealestate.com

12/08/2017 - 8:21:53 AM MST